MG High Yield Bond Dial 10f3

Transactions Q3 2001



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	DIAL CORP	ARMKEL LLC/ARMKEL FIN	REMINGTON PRODUCT CO LLC
Underwriters	BofA, DBAB, Banc One, Wachovia	JP Morgan, DBAB, Chase	Bear Sterns, Fleet
Years of continuous operation, including predecessors	> 3 years	> 3 years	3 years
Security	DL 7,% 8/15/2006	ARMKEL 9.5,% 8/15/2009	REMING 11,% 5/15/2006
Is the affiliate a manager or co-manager of offering?	joint lead	joint lead	n/a
Name of underwriter or dealer from which purchased	Banc of America	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/14/2001	8/14/2001	4/3/2001
Total dollar amount of offering sold to QIBs	$ -	$ 225,000,000	$ 50,000,000
Total dollar amount of any concurrent public offering	$ 250,000,000	$ -	$ -
Total	$ 250,000,000	$ 225,000,000	$ 50,000,000
Public offering price	99.42	99.32	92.50
Price paid if other than public offering price	n/a	n/a	n/a

Underwriting spread or commission	0.8%	2.98	3.3%
Rating	Baa3/BBB-	B2/B-	B3/CCC+
Current yield	7.04%	9.56%	11.89%
Total par value purchased	915,000	n/a	n/a
$ amount of purchase	909,666	n/a	n/a
% of offering purchased by fund	0.37%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.37%	n/a	n/a